EXHIBIT 99.1




             Ligand Appoints John L. Higgins Chief Executive Officer

         San Diego, CA January 16, 2007 -- Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announced today that John L. Higgins is joining the Company as Chief Executive Officer, President and a member of the Company's Board of Directors. Mr. Higgins succeeds Henry F. Blissenbach who has served as Chairman and interim CEO since August 2006. Mr. Blissenbach will continue as Chairman of the Board of Directors.
         "Mr. Higgins is a proven leader with extensive deal-making experience, outstanding strategic instincts and strong relationships with Wall Street. His experience and track record in creating value with biopharmaceutical companies will be a tremendous asset to Ligand as our exciting product pipeline advances," said Henry F. Blissenbach, Ligand's Chairman and interim CEO. "We are pleased to appoint Mr. Higgins to lead our Company and to complete the restructuring of the business. In the near-term we are focused on closing the sale of AVINZA to King Pharmaceuticals, and upon doing so we will be able to focus our efforts on advancing our multiple pipeline projects."
         Mr. Higgins brings to Ligand over 14 years of corporate development, financing, strategic planning, commercialization and investment banking experience in the biopharmaceutical industry. Prior to joining Ligand, Mr. Higgins was Chief Financial Officer, Executive Vice President, Finance, Administration and Corporate Development of Connetics Corporation, a public specialty pharmaceutical company, until its acquisition by Stiefel Laboratories, Inc. in December 2006. During his tenure of nearly a decade atPersonName Connetics, Mr. Higgins played a key leadership role in numerous strategic initiatives including major acquisitions, divestitures, multiple product and technology licensing transactions and financings.
         "Ligand has a rich R&D heritage and numerous valuable product candidates, corporate partnerships and other assets," said Mr. Higgins. "I am pleased to join the Company at this critical time in its history. While we work to execute on key short-term goals, the ongoing transformation of the Company has laid the foundation for a very

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compelling and exciting business going forward. I am eager to work with the
Ligand team to execute on our new vision."
         "John possesses tremendous leadership abilities, integrity, intellect, and deep industry experience. We are very excited to have him lead our company," said Daniel Loeb, a Ligand director. "Ligand has gone through a major transformation over the last 12 months. On behalf of all of our shareholders, we are proud of our achievements and how the Company is positioned today. With accomplished and energetic new executive leadership and a focused business strategy, as previously outlined to shareholders when the AVINZA and oncology sales were announced, we remain committed to continuing to build value for shareholders."
         Prior to joining Connetics, Mr. Higgins was Executive Vice President, Corporate Development, of BioCryst Pharmaceuticals, Inc. and was a member of the health care investment banking team at Dillon, Read & Company, Inc. Mr. Higgins has served on numerous public and private corporate boards and currently is a Director at BioCryst Pharmaceuticals, Inc. where he serves as Chairman of the Audit Committee. Mr. Higgins earned an A.B. in Economics, Magna Cum Laude, from Colgate University.

About Ligand
Ligand discovers and develops new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors. For more information, go to www.ligand.com.

Caution Regarding Forward-Looking Statements
         This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to benefits of the appointment to Ligand, product pipeline advances, completion of a restructuring, closing the AVINZA sale, value of product candidates, short term goals, transformation of the Company, its business and

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business strategy going forward, and building value for stockholders. Actual events or results may differ from Ligand's expectations. For example, we may not be able to realize any particular goals or expectations, including advancing our product pipeline or realizing any value from that pipeline, completing the restructuring of or transforming our business, successfully executing any business strategy nor increasing shareholder value. Any of these initiatives may fail to meet expectations and our stock price could decrease. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via the Company's internet site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.
         This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

John L. Higgins                             Paul V. Maier

Chief Executive Officer, President          Senior Vice President

858-550-7582                                and Chief Financial Officer

                                            858-550-7573



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